As filed with the Securities and Exchange Commission on October 14, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900	04-3565120
(State of Incorporation)	(Address of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

ALERE INC. 2010 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plans)

Namal Nawana

Interim Chief Executive Officer and President and Chief Operating Officer

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

(781) 647-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Jay McNamara, Esq.

Senior Counsel, Corporate & Finance

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

(781) 647-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $.001 per share	2,000,000 shares(1)	$37.52	$75,040,000	$8,719.65

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also relates to such indeterminate number of additional shares of the registrant’s common stock as may be required pursuant to the Alere Inc. 2010 Stock Option and Incentive Plan, as amended, in the event of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee. Registration fee is based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on October 13, 2014.

This Registration Statement on Form S-8 is being filed by Alere Inc. (the “Company”) for the purpose of registering an additional 2,000,000 shares of common stock, par value $.001 per share, to be issued pursuant to the Alere Inc. 2010 Stock Option and Incentive Plan, as amended (the “Incentive Plan”). The contents of the Company’s Registration Statements on Form S-8 (Registration No. 333-170842, Registration No. 333-183064 and Registration No. 333-191103) relating to the Incentive Plan are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities the Company is offering is being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company. Mr. McNamara owns an aggregate of approximately 4,137 shares of common stock of the Company, as well as options to purchase an additional 16,320 shares of common stock of the Company.

Item 8. Exhibits.

Exhibit No.	Description

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Alere Inc.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Alere Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on this 14th day of October, 2014.

ALERE INC.

By:	/s/ Namal Nawana
Namal Nawana Interim Chief Executive Officer and President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Namal Nawana and David Teitel as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Namal Nawana Namal Nawana	Interim Chief Executive Officer and President and Chief Operating Officer	October 14, 2014

/s/ David Teitel David Teitel	Chief Financial Officer	October 14, 2014

/s/ Håkan Björklund Håkan Björklund	Director	October 14, 2014

/s/ Carol R. Goldberg Carol R. Goldberg	Director	October 14, 2014

/s/ John F. Levy John F. Levy	Director	October 14, 2014

/s/ Stephen MacMillan Stephen MacMillan	Director	October 14, 2014

/s/ Brian Markison Brian Markison	Director	October 14, 2014

/s/ Thomas McKillop Thomas McKillop	Director	October 14, 2014

/s/ Gregg J. Powers Gregg J. Powers	Director	October 14, 2014

/s/ John A. Quelch John A. Quelch	Director	October 14, 2014

/s/ James Roosevelt, Jr. James Roosevelt, Jr.	Director	October 14, 2014

Regina Benjamin, M.D.	Director	October , 2014

EXHIBIT INDEX

Exhibit No.	Description

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Alere Inc.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Alere Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Filed herewith.